                                                              ACXIOM CORP.

                                                         Moderator: Rodger Kline
                                                             July 24, 2001
                                                             7:00 a.m. MT

Operator:               Ladies and gentlemen, thank you for standing by.  Welcome to the  Acxiom Corporation Q1 earnings conference call.  During the presentation, all participants will be in a listen-only mode.  Afterwards, you will be invited to participate in a question and answer session.  At that time, if you have a question, you will need to press the one followed by the four on your telephone.  As a reminder, this conference is being recorded Tuesday, July 24, 2001.  I would now like to turn the conference over to Mr. Rodger Kline.  Please go ahead, sir.

Rodger Kline:           Thank you, and good morning.  With us this morning are Charles Morgan, Bob Bloom, Caroline Rook and several other Acxiom leaders.  After market closed yesterday, we announced first quarter results, which were in line with the expectations that we set in our June 25 press release.  In that release, we warned that we expected a revenue shortfall and earnings miss for the first quarter ended June 30.  We also announced that we expected first quarter revenues to be approximately $205 million and that we expected a loss on operations of between $3 and $6 million and a per share loss of 6 to 9 cents, adjusting for nonrecurring items.  As we explained in yesterday's press release, we met those expectations.  As we mentioned in the
                        June 25 press release, our revenues continue to be seriously impacted by the economic climate.  We have maintained our base of customers but have experienced weak revenues across all lines of business due to the economy.  We haven't lost any contracts, and our revenue under long-term contracts continues to be above 70 percent.  However, variable revenues tied to those long-term contracts have been weak as customers decide to cut out additional marketing cycles and campaigns, which they normally would add to their marketing plans.  This shortfall created a need for decisive action, and we have acted.  We made the decision to change Acxiom's strategy regarding technology and to cut expenses below our go-forward revenue run rate so that we will be profitable immediately.  We accomplished this in the last few weeks of June.  This restructuring has been completed and is behind us.  Charles will update us in a few minutes regarding these cost reductions, as well as the new business activity we have closed in the quarter or expect to close soon.  This new business activity is quite strong, as you'll see.  But now I will turn it over to Bob Bloom for the financial review.

Bob Bloom:              Thank you, Rodger.  Before I get started, I would like to mention at this time that this conference call contains forward-looking statements that involve risks and uncertainties, including statements about future growth.  Actual results could differ based upon market conditions and other risks detailed from time to time in the company's SEC filings.  We've included a comprehensive statement concerning the forward-looking nature of this disclosure in our press release.  Since you each have access to that press release, we incorporate that statement in its entirety without reading it to  you at this time.  Now turning to the financial results.  Consolidated revenue for the quarter of $205 million is in line with the previous guidance and reflects a 14 percent decrease from the first quarter last year.  The services segment reported revenue of $149.4 million for the quarter, representing a 13 percent decrease over the first quarter last year, reflecting the deferral of project work that we noted earlier.  The data products segment revenue of $32.9 million for an increase of 8 percent over the year earlier period, and the IT management segment, or outsourcing revenues, for the quarter of $53 million reflects a 5 percent decrease from the prior year.  Revenue from the IT segment would have been slightly higher excluding the impact of the Ward's contract revenue loss.  In addition, the increase in the inner company elimination reflects higher AbiliTec™ and InfoBase® data revenue sold by the services division in the current quarter, partially attributable to the impact of subscription accounting.  Rodger is going to provide details on the
                        restructure charge in a minute.   Most of the charge not reflected on the separate line impacted the computer communications and other equipment line, and to a much lesser extent, payroll and other operating expenses.  Salary and benefits increased 7 percent over the prior year.  Excluding the impact of expenses that are not expected to recur in future quarter, salaries were fairly flat to the prior year, reflecting primarily the impact of pay reductions taken in the current fiscal year offsetting head count increases from the prior year.  Computer and communications expense increased substantially over the prior year, largely as the result of accelerated amortization and equipment write-downs.  Excluding the impact of the charge and expenses not expected to recur, the increase in computer costs is 15 percent.  Data expense for the quarter increased 18 percent over the same quarter last year, reflecting primarily higher data costs on higher Allstate revenues quarter over quarter, along with new data sources and higher data royalties on
                        InfoBase® data sales.  Other operating expenses decreased 13 percent from the prior year, primarily the result of lower hardware sales than the year earlier period.  Interest expense of $6.7 million was higher than the year earlier period, largely due to higher average debt balances.  Basic and diluted weighted average shares for the quarter were $89.9 million compared to last year of $88 basic shares and $97.5 million on a diluted basis.  Turning to the balance sheet, DSOs were 75 days at June 30, which compares with 70 days at March 31.  Negative cash flow from operation for the quarter was $39.3 million compared to
                        $39.9 million a year ago.  The June operating cash flow includes a $12 million tax payment related to the prior year along with a significant reduction in payables related to equipment acquired where payment was deferred until fiscal 2002.  As most of you know, the June ended quarter has historically generated negative operating cash flow as the result of being the lowest seasonal revenue quarter coupled with our fixed cost environment.  Negative free cash flow before investments and joint ventures, acquisitions and divestitures was $62.7 million for the current quarter, which compares to $66 million for the year earlier quarter.  As a result of the cost actions we have taken, together with our earnings outlook, we still expect positive free cash flow for the full fiscal year.  We also expect to significantly lower our previous guidance for capital expenditures as identified in our press release outlook.  Debt to capital is
                        46 percent at June 30 compared to 37 percent at March 31 and 35 percent a year ago.  Included in debt is the $115 million convertible debenture.  Assuming this debenture converts to equity, debt to capital at
                        June 30 is 34 percent.  Debt to capital was impacted by the tax payments and payables noted above, coupled with the $20 million payment on the equity Ford contract.  As the press release points out, we have received waivers on all applicable loan covenants as of June 30.  The waiver received 100 percent bank approvals from our 14 banks, while only 51 percent approval was required.  We are currently working on amendments to financial covenants which will be more appropriate given our movement to subscription accounting and asset write-downs.  We expect to have these amendments in place by mid August, and based on indicative terms and conditions, do not expect any material negative implications as a result of the amendments.  I will now turn it over to Rodger for some more comments.

R. Kline:               Thanks, Bob.  I will briefly discuss the restructuring of operations that we announced in our previous press release and then turn it over to Charles Morgan for his comments.  I know I'm repeating this for some of you, but I think it's important that we all understand the rationale for the technology restructuring.
                        Acxiom has been in the process of migrating the older technology based solutions to new technology based solutions for the past several years.  We have been migrating from mainframes to servers, and more recently, we have been migrating from our traditional customer data integration solutions to AbiliTec™
                        driven processes, which are much more efficient and deliver dramatically improved results.  These new
                        AbiliTec™ processes and the new technology that supports them have revolutionized Acxiom's capabilities to deliver customer data integration to our customers.  Due to the economic situation, we have decided to accelerate our focus on these new technologies and to accelerate our efforts to eliminate the older technology and processes we have traditionally deployed.  In this economic climate, we realize that we can no longer carry the burden of both the old technology and processes and the new technology and processes, and this led to our decision to change our strategy.  This change in strategy resulted in the restructuring of operations which led to the write-down of some of our old technology.  In our previous press release we announced that we expected primarily non-cash write-offs in the range above $80 to $90 million attributed to this restructuring of operations.  In yesterday's press release, we announced a slightly lower figure of approximately $71 million in special charges and operating expenses associated with this restructuring, which consisted of $45 million in special charges and approximately $26 million of operating expenses.  In the quarter we also incurred approximately $18 million in depreciation, amortization and other expenses which will not recur in future quarters.  The $45 million dollar special charge included approximately $8 million in work force related and payroll related items, approximately $31 million in equipment write-downs, approximately $4 million in contract and lease termination costs, and approximately $2 million in miscellaneous other write-offs associated with this restructuring.  The $26 million in charges included
                        -- in operating expense categories -- included approximately $15 million in accelerated amortization of capitalized and purchased software, approximately $4 million in accelerated amortization of equipment and deferred costs, and approximately $6 million in miscellaneous other accruals and write-offs.  The cash portions of all of these write-offs are expected to be approximately $14 million, which are primarily associated with severance pay and termination charges for leases and other contracts.  We expect the expense actions associated with this restructuring of operations to reduce the quarterly run rate of operations to below $195 million, excluding the cost of hardware related to server sales.  Charles is going to talk about our expense run rate in greater depth, and I'll now turn it over to Charles Morgan for his update, including the bridge from Q1 to Q2 and the new business activity.

Charles Morgan:         Thank you very much, Rodger.  Rodger and Bob have given you a lot of details about our financial performance in Q1 and the actions we're taking to position ourselves for success in Q2 and beyond.
                        Clearly, Q1 was an extraordinary quarter; unfortunately for all the wrong reasons.  The economy and our clients' and prospects' reaction to it have hurt us more than we'd expected, and our results show that.
                        After nearly ten years of consistent success, we'd come to view the amount of revenue generated by existing customers to be very dependable.  We've now learned that it's not automatic.  We've seen some sectors of our business slow before, and in these times past, invariably others would pick up and there would be no net overall effect in revenue; there would be only modest variation from our standard seasonal patterns.
                        Things certainly have changed in the last couple of quarters.  The harsh reality of the situation forced us, as Bob and Rodger have detailed, to take action.  Now those are finished.  We've completed the work force reduction that led our aggressive expense cutting initiative along with the restructuring.  We are now more clearly, single-mindedly focused on the solutions and supporting technologies that define our go forward business strategy.  We are all fully confident these actions have positioned us to make the second quarter of fiscal year 2002 the quarter in which Acxiom re-establishes our track record of success.
                        Certainly the economy has dealt us some tough blows, just like it has many other companies, but we could not wait for the economy to recover before we recovered.  This situation has also caused us to make some decisions and take actions that will be good for us long into the future.  We're now at the right expense structure and at the right business pipeline to succeed even during this economic downturn, and the success that we will achieve in this economy will ramp up even more quickly when the economy does improve.  We're confident that we're lining up to repeat what happened after the recession of '91.  Coming out of that downturn, I might add, that we also had a 7 percent layoff at that time.  After 1991, we a dramatic improvement in revenue and profitability for the next three or four years.  We expect to repeat performance this time around because we've got superior products and services compared to our offerings a decade ago.
                        We've joined forces with top-tier alliance partners.  Our expense structure has been aggressively reduced.
                        We're starting to see positive momentum in revenue, and the pipeline remains very strong.  As I'll report in a few minutes, we're starting to close more business.  Our intense expense reduction efforts began in
                        Q4, and we phased in cuts in several areas through Q1.  Our operating expenses, as Rodger and Bob have explained, were $298 million in Q1.  When you remove out of the restructuring charge other expenses that won't reoccur in Q2, all of which Rodger has just detailed, you'll see that our Q1 operating expenses were
                        $209 million, exclusive of these non-reoccurring items.  And, we've taken action that has resulted in approximately $16 million in additional expenses that also won't reoccur in Q2 and beyond.  That leaves us with a Q2 expense run rate of between $192 and $194 million.  I should note that this does not include the costs for hardware that is being resold, but the $192 to $194 million is our expected expense run rate after all these cuts.  The largest cut was the $7 million reduction in our salaries and benefits, achieved primarily through a 7 percent work force reduction that occurred at the end of June.  Other cuts that helped us reached the $192 to $194 million included $1.5 million in cuts in the consultants and outside services, another $700,000 in amortizing, more cuts in building related costs, travel and entertainment, administrative costs, office supplies, operating supplies...You get the idea.  We have cut expenses in every area of the business.  The major line items that make up the $192 to $194 million are approximately $80 in salaries and benefits, approximately $50 in total computer and another approximately $25 million in total data owners expense.  It does, however, include several levels of advancement in AbiliTec(TM)and supporting technologies.  We can't afford to let any of that momentum slow down.  In other words, we're continuing to invest in AbiliTec™ related product software, but the infrastructure will require little additional capital expenditure.  We feel very confident that we'll achieve our Q2 expense targets, and that's why we've got such a tight range.  We have the right controls and processes in place that give us confidence in our ability to forecast revenue expense.  One example:  this is a detailed revenue tracking system by customer, a new Web-based tool that is updated weekly by the associates who are managing those customer relationships on a day-to-day basis.  This system is going to help us keep closely attuned to each customer's revenue activity.  These controls and processes are working.  We told you a month ago we'd have $205 in revenue, and that's exactly where we came in.  And, we were less than 1 percent off our expense forecast.  Our Q1 experience has given us a clear view of our true core revenue base in a very tough economic climate and, I might add, in our weakest seasonal quarter.  With that knowledge and the gathering momentum created by our subscription revenue recognition policy, we know our new expense run rate is set at a level that will ensure our profitability.  Our clients and prospects have expressed their confidence in Acxiom's products and services and the people who deliver them.  We're the established leader in the customer data integration space - a space we created and a space that has been validated by the offerings of our competitors in the language that they use to describe their products.  We talk a lot about our high percentage of revenue to the long-term contract and are proud of our list of blue chip customers.  They continue to show their confidence in Acxiom by signing new deals and increasing our role in helping them manage their business more effectively [unintelligible].  Now let me tell you about some of the new deals that will contribute to our Q2 revenue.  In our news release we told you that new business totaled more than $50 million in additional annual revenue.  Let me tell you a little bit more about a few of the major new pieces of business that make up that $50 million.  We've reached a new deal worth $6 million a year with one of the largest financial services customers and will receive an additional $2.5 million from this customer from managing another of its internal databases.  On a $6 million dollar deal, we'll receive
                        $450,000 in Q2 and then $1.5 million in Q3 and Q4 and the quarters beyond.  We've got a five-year, $30 million Solvitur4SM  solution in place with another major financial services customer, and another three-year, $3.5 million deal with this client for risk analysis management database.  We're seeing a $2 million tick-up with another financial services client and have just in the last few days been awarded a two-year, $12 million AbiliTec™ with yet another financial services client for whom we'd previously primarily done only project work. [Unintelligible], our first AbiliTec™ data customers received another first, becoming the first client to renew their original AbiliTec™ contract.  We also recently extended our outsourcing agreement with them.  That's all new business with established Acxiom clients, and I've only hit the high spots.  As a matter of fact, I have many more new pieces of business in my comments earlier, and if you're interested, we can give you more details in the Q&A section. We've also landed significant business with new clients - some very large clients, as well as several million in IT outsourcing in our strategic alliance business.  We've seen a lot of progress with the seven top-tier channel partners that we're working with to OEM, AbiliTec™ into their solutions. A senior executive at IBM was in Little Rock last week to demonstrate a new enterprise customer analytic solution that allows real-time personalization in Web call center face-to-fact transaction.  AbiliTec™ and InfoBase® are at the heart of the solution, and the IBM sales force is now on the street selling that new product.  I could still go on with the particulars of more deals we've completed.  Some have just been signed; others that have started contributing revenue and still others that will contribute revenue in later quarters.  For example, just yesterday, we heard late in the day that we signed an AbiliTec™ deal through oracle.  It wasn't a large deal, but it's further evidence that our channel strategy is really going to take off once our technology is fully integrated with our channel partners' products.  The pipeline still remains very rich in both the channels and our direct sources.  I think I've given you enough information to help you understand that things are picking up.  Some of those pending deals that we've been telling you about for the last couple of quarters have finally closed.  Right now, financial service is leading the way, which I suspect is a direct result of many [unintelligible] estimates this quarter.  While I don't have the exact numbers, I'm confident we've closed more deals in the last 30 days than we did in the previous 90.  However, I must add a note of caution.  Other deals are still delayed a bit, and the sales cycle continues to be fairly long in this economic climate.  We are seeing no gentle loosening up of spending on major projects, and transactional volumes have not picked up dramatically.  The signs are better, however.  For example, our customer briefing center is very busy.  Today we have one of our biggest prospects in for a meeting in that center.  Actually, I'm going to meet with them right after I finish this call.  I can state with confidence that the revenue run rates are not dropping any further.  We're past the low point and moving into a seasonally better period for our business.  And, we're seeing some breakthroughs, even in the sales cycle pattern.  We recently sent a team to call a major catalog retailer company that we've never gotten a nickel of business out of, despite 20 years of trying, I might add.  The Acxiom team used a new presentation we developed to provide the analysis of their database through our OpticxSM process.  The database was the cleanest and most accurate we've seen after running more than 250 companies' data through this Opticxsm process.  By the way, yesterday I saw an OpticxSM  data analysis from an [unintelligible].  It happened to be the worst example of data that we've run through Opticxsm  We were able to show this catalog prospect how AbiliTec™ and Acxiom services could save them millions in mail expenses, and we showed it to them with a clear-cut ROI analysis.  With that evidence presented in this compelling OpticxSM format, this long-
                        term prospect agreed to finally become an Acxiom client.  The process took weeks rather than many months or years.  [Unintelligible] we'd like to see business deals.  We don't have a contract with this company yet, but I'm confident we'll close the deal in time for it to contribute to Q2 revenue.  This is an example of focus we're putting on the rapid deployment of Acxiom products and services.  We're able to show this company that AbiliTec™ would make them money in the first quarter after they implemented, as well as in the quarters that follows.  They could not afford not to use AbiliTec™.  Clearly, this has been a time of transition for Acxiom:  new CDI software, focus on renewed commitment to new technologies, plus our new revenue recognition policies.  The transition is almost complete.  We've got our tough economic times behind us and are positioned to begin taking advantage of this new landscape.  Our expense base is low and has made us very lean and efficient.  Our revenue base is growing, and as more new business is booked, the subscription revenue recognition policy will start paying dividends.  We will be profitable in Q2 and even more profitable in Q3 and Q4 and fiscal year 2003.  As always, we appreciate your interest in Acxiom and for the opportunity to tell you our story. We are excited about our AbiliTec™ future, both in the short term and the long term.  We're confident that the greatest days of Acxiom are ahead of us, and I think I can speak for everyone in saying we've made the changes necessary to get there as quickly as possible.
                        Thanks again, and now I'm going to turn it back to Rodger.

R. Kline:               Thanks, Charles.  Well, in summary, as Charles explained, we have cut expenses aggressively; and we are confident that we will show profits that meet or exceed the guidance provided and that those profits will increase sequentially quarter by quarter as we close the new business in the pipeline that Charles discussed.  As our new business subscription revenue phases in and as we are able to begin recognizing revenues on this new business, we expect our profits to continually grow over the next several quarters, and we expect our earnings per share for the next four quarters beginning July 1 to be in the range of 50 to 55 cents per share.  That completes our prepared remarks, and we'll now open the floor for a brief question and answer period.

Operator:               Thank you.  Ladies and gentlemen, if you wish to register a question for today's question and answer session, you will need to press the one followed by the four on your telephone.  You will hear a three-tone prompt to acknowledge your request.  If your question has been answered, and you wish to withdraw your polling request, you may do so by pressing the one followed by the three.  If you are on a speaker phone, please pick up your handset before entering your request.  One moment, please, for the first question.
                        Fred Searby from JP Morgan Chase, please go ahead.

Fred Searby:            Good morning, gentlemen.  I wondered - It sounds like we have some really positive news in terms of the ongoing emergence of AbiliTec™ and the penetration there.  You've in the past given us specific revenue guidance, and I believe it was $5 million and $8 million in the next two quarters for specific AbiliTec™
                        revenues.  Can you give us some color as to whether you expect to exceed those estimates now?  Then, one quick question and I'll let other people get on the phone.

B. Bloom:               Yeah, Fred.  This is Bob Bloom.  With regards to our guidance for AbiliTec™ revenue, we had previously guided AbiliTec™ revenue under the subscription methodology we've adopted this year for $20 to $25 million revenue.  Our revenue for the first quarter was above our previous expectation, and we would update that expectation to $25 to $30 million at this time.  We are more bullish on our AbiliTec™ revenue expectations than we had been earlier in the fiscal year.

F. Searby:              And, specifically for the upcoming quarter, had you guided to $5 million and do you expect to beat that?

B. Bloom:               We had not previously guided to any second quarter or inter-quarter estimates, but we would expect it to pick up just as any subsequent quarter as the subscription methodology kind of lays in place.

F. Searby:              And one quick question.  The skeptic would argue here that on the 2003 guidance it's been a very difficult environment where your clients have been in a deer-in-headlights and it's been somewhat of an unusual situation.  You have had a couple of shortfalls in earnings here.  People would say, what is their true visibility and how much confidence can we have in those numbers?

B. Bloom:               Well, I think a couple of things.  One is the expense cuts that we've made in our fixed cost business.
                        We've reduced the fixed-cost elements of that business, and therefore the topline revenue should drive incremental profits.  Second of all, our June ended quarter is always our weakest seasonal quarter historically.  That would auger for a more bullish set of [unintelligible].  Charles gave you some insight in terms of the new business signing that we've got, which is all incremental.  Lastly, the subscription methodology gives us that compounding impact of each contract that's signed quarter over quarter over quarter.  That will all be in place.  Since most of our contracts exceed three years, that will be in place for a number of quarters.

C. Morgan:              Bob, I might add that if we had taken all the cuts a quarter early, we would have been profitable in this quarter - even in this quarter.

F. Searby:              Thank you, gentlemen.  Congratulations.

Operator:               Carla Cooper from Robert W. Baird, please go ahead.

Carla Cooper:           Hi.  Good morning.  Could you talk - You did some very nice numbers in the press release about business that's closed or expected to close soon.  Could you give us a rough breakout between which business you're referring to within the kind of $50 and $200 million are actually closed and which is expected to close?

R. Kline:               This is Rodger.  I'll address that.  I don't really have a specific breakout.  We've had several contracts we have closed in the quarter.  Some of those we have not starting recognizing revenue yet because we're in a customer acceptance period on building the data warehouses and that sort of thing.  I would say that more than 50 percent of them are in the category that we expect to close soon.  Most of those we have a verbal commitment from the customer; they've agreed and awarded us the business.  We're just in the final contract negotiation phase of getting everything documented.

B. Bloom:               You might add, Rodger, that in virtually all of those we're already doing some work.  We're not just talking; we're actually doing work on virtually all of these.  I think actually all of the ones that we've talked about we are actually doing work today on them.

C. Cooper:              And then, Charles, you went so quickly.  You mentioned indirect channel sales; that you had some more success there.  Could you just review those, and if you've got any specifics there, tell us some of the specifics of the indirect channel sales?  Thanks.

 R. Kline:              I think Charles summarized.  We don't really have any other specifics that we have permission from the customers to talk about.  Charles mentioned the one yesterday from the AbiliTec™ sale with Oracle.
                        We've narrowed our focus on channels to about seven or eight key channel partners, and every one of those channel partners - these are the IBMs, the Oracles, the Siebels, the Computer Associates and four or five others. Every one of those has more than one customer that Acxiom and the channel partner are jointly pursuing and that are qualified and we're moving to an agreement. There is a lot of activity, but we really don't have any specific customers that we can mention.

C. Morgan:              Actually, one of our biggest prospects today is joint with one of these channel partners in a channel partner relationship.  It's not in the $200 million number yet, but it's one of the pipeline prospects that we have high hopes that we'll be reporting on next quarter.

C. Cooper:              Thank you.

Operator:               Thatcher Thompson from Merrill Lynch, please go ahead.

Thatcher Thompson:      Good morning.  Last year the September quarter was kind of the breakout quarter for AbiliTec™ in terms of signing new customers.  How many of those contracts signed last year were one-year deals that you expect to renew this September or this quarter?

B. Bloom:               Well we had reported about half of the deals were one-year deals.  I think at this juncture we wouldn't expect any of them not to renew, unless we haven't had other information.

T. Thompson:            Was that about 15 deals, Bob, last year?

B. Bloom:               Excuse me, Thatcher?

T. Thompson:            Was it 15 total deals, so it's 7 one-years.

B. Bloom:               It's in our press release, Thatcher.  I believe it was about 15 deals.

T. Thompson:            OK.  And of the $5 million in this first quarter -

R. Kline:               Thatcher, just let me add something else.  We've had one renewal already - one is the e-funds that we previously announced that has a renewal.  Also, Microsoft has already renewed their license.  They had a six-month license on one of their licenses they had signed; that's been renewed.  So we've had two renewal of AbiliTec™.  We've had no lapses where they have not renewed.

T. Thompson:            Were those first quarter or thus far in the second quarter?

R. Kline:               Well, e-funds was a year ago first quarter, and Microsoft was two quarters ago.

T. Thompson:            But it renewed this quarter - the September quarter?

R. Kline:               They had a six-month license.  It just came up for renewal.

T. Thompson:            And of the $5 million recognized this quarter, how much of that is transaction-based revenue?

R. Kline:               Well, most of the $5 million was transactional revenue, as well as we also had a contribution from contracts previously signed.  You know we've got AbiliTec™ enabled services, etc., which has an
                        AbiliTec™ component bottled in, which we've been recognized on a subscription model.

T. Thompson:            OK.  Then, one other question.  You're projecting around $100 million of cash flow from Opts for the full year '02.  You're kind of starting out first quarter about $40 million in the hole, so you've got $140 million to make up in the next three quarters.  Is that -

C. Morgan:              Thatcher, we're running hard.

R. Kline:               That's below our model, so that's in line with our earnings guidance and our capital expenditure forecast and our DSO targets, etc.

T. Thompson:            OK.  Thank you.

Operator:               John Schneller with CIBC World Markets, please go ahead.

John Schneller:         Good morning, gentlemen.  I have a number of questions on your OEM relationships and then also as that relates to competitors.  Some of your competitors are out there talking about OEM relationships that they've solidified with, or at least talked about with your OEM partners, in particular, Siebel.  I was wondering if you could comment on that.  Why would Siebel want another OEM partner for this particular product for AbiliTec™?  Then, if you could also talk about EquiFax.  They've recently rolled out a linking technology to compete.  I'm wondering if you're starting to see other competitors out there for these CDI bids.

C. Morgan:              John, it's Charles.  Let me kind of deal with that from a couple of different perspectives.  One is - I made in my comments clearly our product is being validated by the offerings of a number of different companies now.  The approach - the product concept is being solidly validated by all this activity.
                        Secondly, as we look at our channel partners, and you look at IBM, Siebel and any of these guys, they are willing to partner with a lot of different people who will help them sell their products.  I think one of the big differences that we have at Acxiom is that AbiliTec™ technology is being integrated into our channel partners' products.  I gave the example of the IBM, and I will say the same for Siebel.  They are actually doing significant technology integration into their product lines.  I do not think you will find any of our competitors have more than a channel partner/sales relationship.  Clearly, you can use CDI technology and you can use a Siebel product, but they don't - they're not necessarily integrated.  You get the real power when the technologies are fully integrated and not operating separately.  That's been one of the challenges that we've had in doing a lot of channel sales until the technology is fully integrated.
                        That's the process that we've been talking about for the last several quarters.  It's very exciting.  We are actually integrating our technology.  The example of the IBM product that I told you about last week is an extraordinary piece of technology.  IBM's excited about it, and we're excited about.  We're working at that same level with these other channel partners.  The second thing I'll say is that we have yet to have any legitimate tests where we have been able to benchmark AbiliTec™ against any of our competitors in which the competitive product has won.  We, in our opinion, have a substantial product lead.  We also have a substantial lead in the actual integration of that technology into these channel partners' products.

B. Bloom:               I would add to Charles' comments, John, that validation of that - If you go to all these seven or eight channel partners Rodger mentioned earlier, they all have the solution maps which have our AbiliTec™ and
                        InfoBase® integrated into their offering.  The spectrum of relationships, from just a channel partner that is an alliance partner that helps in the sales process -

C. Morgan:              That's right where we started out.

B. Bloom:               That's where we started out.  To imbed it is sort of a key differentiator that we think is a huge advantage for Acxiom.

J. Schneller:           Right.  It's just that I would point out that some of your competitors are saying that the depth of their relationship and OEM type of relationship is equal or even substantially more than that of Acxiom.  I'm just trying to clarify something in the marketplace.

R. Kline:               Their products have not differentiated themselves in the sales process yet.

C. Morgan:              I think, John, you've got to separate fact from fiction in that situation.  We have a hard time defining our understanding - where they have that product leadership or even the leadership in channel relationship.  We don't have any facts that support that.

J. Schneller:           Right.  That's what we're trying to sort out.  Then, if you could just describe - to jump to another subject here - international efforts.  I know that you had beta up and running in the UK, and you're pretty far along in Germany.  If you could talk about those a little bit and demand for the products overseas.

R. Kline:               What we have - What we've done is taken our major efforts on the global scene where we have commitments and products underway; that is, the UK where we've actually got an AbiliTec™ and a process that's pretty well complete to develop technology that makes the UK operate in the same technology environment as the U.S.
                        does, so we have a consistent platform -- as a matter of fact, an ability to do exactly the same things in the UK and the U.S. and have it be transparent to the customer.  We have commitments for the product in the
                        UK.  We've had good success at selling the product in the UK.  I don't have current information on our
                        German product, but that product is in the process of going through beta testing right now.  However, I would add that we have cut back on our efforts to expand the global product today in the sense that we are not putting as much investment in other countries and other areas of the world.  We had previously made some commitments and directions; for example, towards building a product in Japan.  We're slowing that process and other areas where we do not have specific customer commitments or defined requirements.
                        Something that we've noticed in this economic slowdown is we had a tremendous amount of demand from our big customers to get AbiliTec™ going in some other areas of the world, where they were trying to grow their business rapidly.  As soon as the slowdown occurred, that demand dried up a bit.  We were able to cut back on some of that global development without creating any issues with our customers.  Part of the way we've been able to maintain focus on all of the U.S., UK, German and Australian product development is by cutting out some development in some of those other areas of the world.

J. Schneller:           OK.  Last question, and I'll let someone else jump on.  Just in terms of the transaction processing revenue, what is the level of transaction processing revenue relative to AbiliTec™ license revenue; and
                        how does that price?  Is it per batch 100,000 records processed, or what?

R. Kline:               Yeah, it's priced per transaction.  As Bob mentioned, the majority of the revenue that - the $5 million -
                        that we recognized this quarter was tied to that transaction processing revenue, which is really sort of an annuity that kind of grows over time.  As customers who've licensed AbiliTec™ implement it in more and more applications against more and more databases, that transaction volume we expect to build up over time.

J. Schneller:           OK.  Thank you.

Operator:               Troy Mastin with William Blair & Company, please go ahead.

Troy Mastin:            Good morning.  Thank you.  Quick question on your expectations for capital expenditures.  It looks like versus last year they're going to be cut more than in half.  I'm curious about two things.  First of all, if you can pinpoint specifically where some of the cuts will come, and then second if there's any change in your expectation for topline growth as a result of these cuts.

C. Morgan:              This is Charles.  Let me just make a couple of comments, and I'll turn it over to Rodger.  I alluded earlier to the fact that a lot of our investment last year was to create an infrastructure to support our
                        AbiliTec™ real-time requirements, as well as our overall AbiliTec™ and AbiliTec™-related product support.
                        We've pretty well got that infrastructure in place, and that was a lot of the expenditure last year.  We have absolutely a first-class infrastructure in place today.  It was built to be able to absorb a substantial amount of growth.  And, as the price of technology comes down, we're going to be able in subsequent years to be able to grow that infrastructure actually at substantially lower costs.  We were stretching the absolute limits of technology with our AbiliTec™ design, and as new technology comes along, it is much less costly than the original technology that we had to implement.

R. Kline:               I think that's the main point that I was going to make also.  The other thing I'll add to that is that we are continuing to put in place more financing alternatives for the technology that we will be adding, but we're pretty much only adding this year servers that are [unintelligible] related to a new customer contract.  In most cases, the customers are buying that equipment, so Acxiom is not having to buy that equipment and add it to our balance sheet and our capital expenditures.  We do have to buy some equipment in association with some of the IT outsourcing revenues, but, again, we are adding even more financing alternatives than we've had in the past with our synthetic lease [inaudible].  I think we've got a more mature financing structure to handle those also.

T. Mastin:              So you would expect to have a greater usage of synthetic leases in the rest of the year and into 2003?

B. Bloom:               No.

R. Kline:               I wouldn't say a greater lease.  I mean we're actually cutting back dramatically the amount of new computer technology that we're bringing on because as Charles said, we invested a lot over the last couple of years, and we have our infrastructure basically built now.

B. Bloom:               Yes, the synthetic leasing facility, Troy, was primarily used for, not client purchased activity; it was primarily used for Acxiom purchase activity.  That's a lot of the infrastructure that Charles and Rodger were talking about that we don't have to replicate [unintelligible] the past couple of years.

T. Mastin:              OK.  Another question on the adoption of SF 142.  I'm curious what the impact was in the quarter, and do you expect an impact for the rest of the year, maybe on a total basis in terms of millions of dollars and then on a per share basis.

B. Bloom:               Yeah.  We were in our fourth quarter ended March 31, we recognized a little over $2 million in good will amortization and a little over $8 million for the full fiscal year -- between $8 and $9 million for the full fiscal year.  I'm sorry, about $1.6 million equals a penny, you can figure it out.

T. Mastin:              And, you would have expected the same amount this year or a slight increase?

B. Bloom:               Yeah, we would expect the same amount this year.  We've had no lack of purchase acquisitions of late that would add to that.

T. Mastin:              Just to clarify, the guidance you gave in June did not take into account SF 142.  Is that right?

B. Bloom:               Actually, it did.  We had been anticipating the releases.  This has been talked about for a good year in terms of the issuance of this announcement.  We had input it into our budget expectations.  I'm somewhat surprised it took this long to get the statement out.  We had accommodated that in our previous expectations.

T. Mastin:              OK.  Thanks.

Operator:               Michael Russell with Morgan Stanley, please go ahead.

Michael Russell:        Thank you.  I was wondering just two human resource questions.  Could you give us an idea of the employee count as of today and maybe as of year end.  Also, could you just review with us where the options in exchange for salary reductions ended up, and is it still available or how many options were granted.  Just give us an update on that.  I appreciate it.

C. Morgan:              This is Charles.  I'm going to have to get the exact employee count right now.

R. Kline:               I think it's around 5,500, but we'll validate that in a minute.

C. Morgan:              Yeah, it's close to that.  The reductions - work force reduction - we took out about -

B. Bloom:               I'll tell you.  It was about 375 or so, just under 400.  Then we also had consultants and others that added probably close to another 100 to that.

R. Kline:               You might want to explain what consultants are when you're relating to it.

C. Morgan:              Yeah.  The consultants for us are a lot of times contract programmers.  They are consultants of the traditional kind, but they're also people who've been installing some internal accounting systems at
                        Acxiom, for example.  They are people who've been doing contract programming work for our customers.  We're trying to get our current head count numbers here.  The current post-reduction number is 5,433.  5,433.
                        Our pre-reduction number was 5,845, and that's 400 - 412.  That number is actually - The actual reduced number is 412.

R. Kline:               On top of that, I want to add that we also had some reduction that had occurred in Q1 already prior to this layoff.

C. Morgan:              Rodger, I think some of these are the Q1.  That's the difference is we had some in Q1.  That's why the 375 goes to 412.  So, we had some in Q1, and we ended up with 412, plus the consultants, which really takes the total number down from an expense standpoint to about 500.

M. Russell:             Great.  And on the options side?

R. Kline:               Could you repeat that question?

M. Russell:             I just remember that in exchange for some salary reductions amongst employees that were staying that there was an offer of some options and shares in Acxiom.  I was just wondering if you could give us kind of the final count of how many options were granted and -

C. Morgan:              You're going to have to call in for that.  We don't have that in front of us.  Some of the -

B. Bloom:               About 2.5 million, Mike.

R. Kline:               About 2.5 million, total.  However, that number's been reduced somewhat because of the cutback.  Any associates that voluntarily took a pay cut had 50 percent of their options vested if they were terminated prior to the end of the fiscal year.  However, the options given to those at mandatory 5 percent pay cut did not carry that kind of feature.  Any of those that were laid off actually lost those options.  That number has been reduced somewhat.

B. Bloom:               It would be closer to 2 million, Mike.

M. Russell:             That's 2 million in dollars or in shares?

B. Bloom:               Options.

M. Russell:             Is there a strike price that goes along with that?

B. Bloom:               The strike price on the mandatory options was about $11, and the option price on the voluntary cut was about $13.

M. Russell:             Great.  Thank you very much.

Operator:               I'm sorry, sir.  Were you ready for the next question?

R. Kline:               We'll take one more question.

Operator:               Anthia Christian from Credit Suisse First Boston, please go ahead.

Anthia Christian:       Yes.  Hi.  I noticed that you increased debt quite a bit.  Can you give a new number in terms of the interest expense run rate looking out a quarter?  Then, what are your DSO charges now?  Lastly, how many customers do you have on AbiliTec™, because the numbers sort of bounce around if we include transaction versus just licensed customers.  I mean are you tracking how many people are on the technology?

R. Kline:               We are tracking that, but I don't have that figure in front of me.

C. Morgan:              Anthia, one thing you have to understand about that is virtually every customer of Acxiom is using
                        AbiliTec™ in one way or another.  So we have some customers fully deployed; others which are partially deployed.  There is - Today, there is virtually no customer of Acxiom that does not have some use of
                        Acxiom's AbiliTec™ in their solution.

B. Bloom:               Anthia, from a run rate on interest expense, you're right; our debt levels are up from the previous quarter.  We would expect a run rate into the second quarter closer to $8 million than the roughly $7 million we had this quarter.  That's accommodated in our updated forecast.

A. Christian:           OK.  And your DSO targets?  And then just one last thing.  In terms of the synthetic lease, what's the balance?  Can you just explain the terms of that agreement?  I mean is there a recourse to Acxiom?  Is this essentially another form of financing?

B. Bloom:               With regards to DSOs, we don't have any explicit targets other than to maintain or do better than our March
                        31, 2001 actuals, which were 70 days.  We believe that's a reasonable expectation to arrive at - the end of
                        March.  We are working on day sales outstanding, but not expecting huge improvements from the 70 days at
                        March 31.  With regards to synthetic leasing - what was the question?

A. Christian:           Just what's the nature of that?

R. Kline:               This is Rodger.  I'll answer that.  It's an operating lease for accounting treatment.  I mean there's no recourse to Acxiom, and it meets all the guidelines or operating lease treatment.  It's called a synthetic lease because on the tax side it meets the rules for ownership, so you get the tax benefits as if you owned it and the accounting benefits of a true operating lease.  There's no recourse to Acxiom.

A. Christian:           OK.

R. Kline:               OK.  Thank you very much.  That completes our prepared remarks and the Q&A session.  We appreciate your interest in Acxiom.  Bob Bloom and the rest of us will be available to answer individual questions the rest of the day.

Operator:               Ladies and gentlemen, that does conclude your conference for today.  You may all disconnect, and thank you for participating.